Exhibit 99.1

Green Thumb Industries Reports Fourth Quarter

and Full Year 2021 Results

CHICAGO and VANCOUVER, British Columbia, March 1, 2022 — Green Thumb Industries Inc. (“Green Thumb,” or the “Company”) (CSE: GTII) (OTCQX: GTBIF), a leading national cannabis consumer packaged goods company and owner of RYTHM, Dogwalkers, incredibles, Beboe, Doctor Solomon’s and Good Green branded cannabis products, today reported its financial results for the fourth quarter and full year ended December 31, 2021. Financial results are reported in accordance with U.S. generally accepted accounting principles (“GAAP”) and all currency is in U.S. dollars.

Highlights for the quarter ended December 31, 2021:

•	Revenue increased 4.2% sequentially and 37.4% year-over-year to $243.6 million

•	Sixth consecutive quarter of positive GAAP net income, delivering $22.8 million or $0.10 per basic and diluted share

•	Adjusted Operating EBITDA was $76.0 million or 31.2% of revenue

•	Eighth consecutive quarter of positive cash flow from operations

•	Cash at quarter end totaled $230.4 million

•	The Company entered Minnesota through the acquisition of LeafLine Industries

See definitions and reconciliation of non-GAAP measures elsewhere in this release.

Highlights for the year ended December 31, 2021:

•	Revenue increased 60.5% to $893.6 million

•	GAAP net income of $75.4 million or $0.34 per basic share, compared with GAAP net income of $15.0 million or $0.07 in the prior year

•	Adjusted Operating EBITDA expanded 71.4% to $307.8 million or 34.5% of revenue

•	Strong balance sheet and disciplined capital allocation to support continued future growth

Management Commentary

“Green Thumb’s strong fourth quarter results reflect our Company’s continued deliberate execution. Our team delivered our sixth consecutive quarter of positive GAAP net income, eighth consecutive quarter of positive cash flow from operations and Adjusted Operating EBITDA of $76 million. On a full year basis, revenue grew 61% to $894 million, GAAP net income more than quadrupled to $75 million and Adjusted EBITDA expanded 71% to $308 million,” said Green Thumb Founder and Chief Executive Officer Ben Kovler. “We continue to keep our heads down while focused on executing the business plan. I want to express our gratitude and appreciation to our team, customers and communities who continue to support us and position us well for the future.”

Green Thumb Industries Inc.

“Everything we have accomplished in 2021 was specifically designed to build long-term value for all of our stakeholders. Cannabis is a complex business but you can rely on us to continue our Enter, Open, Scale strategy to drive value. As I’ve said before, we are still in the early innings of this great American cannabis growth story, and we feel it’s our responsibility to shape this industry, which is being born out of the failed War on Drugs. America is the land of opportunity and we believe the cannabis opportunity should be made available to all Americans, regardless of race, gender or religion. As more states legalize, we hope the industry can include new participants.”

Fourth Quarter and Full Year 2021 Financial Overview

Total revenue for the fourth quarter 2021 was $243.6 million, up 37.4% from $177.2 million for the fourth quarter 2020. For the full year 2021, total revenue was $893.6 million, up 60.5% from the prior year. Revenue growth was primarily driven by increased scale in the Company’s Consumer Packaged Goods and Retail businesses, especially in Illinois and Pennsylvania. Key year-over-year performance drivers were the expanded distribution of Green Thumb’s branded products, 10 new store openings, 12 acquired stores, and increased traffic in the Company’s 73 open and operating retail stores.

Green Thumb’s fourth quarter included revenue generated from 15 states: California, Colorado, Connecticut, Florida, Illinois, Maryland, Massachusetts, Minnesota, Nevada, New Jersey, New York, Ohio, Pennsylvania, Rhode Island and Virginia. The Company also continued to invest in the expansion of its cultivation and manufacturing capabilities.

Gross profit for the fourth quarter 2021 was $128.6 million or 52.8% of revenue compared to $100.5 million or 56.7% of revenue for the fourth quarter 2020. For the full year, gross margin was $491.9 million or 55.1% of revenue, increasing 40 basis points versus 2020. Gross margin performance was driven by increased scale in the consumer packaged goods and retail business.

Total selling, general and administrative expenses for the fourth quarter were $74.3 million or 30.5% of revenue, compared to $53.2 million or 30.0% of revenue for the fourth quarter 2020. Total selling, general and administrative expenses for the full year 2021 were $277.1 million or 31.0% of revenue, an increase from $198.1 million or 35.6% of revenue in the prior year. Decreased operating costs as a percentage of revenue were driven primarily by operating leverage.

Green Thumb Industries Inc.

Total other expense was $3.9 million for the fourth quarter 2021, primarily reflecting interest expense associated with the Company’s senior secured notes. Total other expense for the full year was $9.9 million.

Net income attributable to the Company for the fourth quarter 2021 was $22.8 million or $0.10 per basic and diluted share, compared to net income of $22.4 million, or $0.11 per share in the prior year. Net income for the full year 2021 was $75.4 million or $0.34 per basic share and $0.33 per diluted share.

EBITDA for the fourth quarter 2021 was $75.6 million or 31.0% of revenue compared to $61.3 million or 34.6% of revenue for the fourth quarter 2020. EBITDA for the full year was $283.3 million, or 31.7% of revenue. Adjusted Operating EBITDA for the fourth quarter 2021, which excluded non-cash stock-based compensation of $4.9 million and acquisition, transaction and other non-operating adjustments of $4.5 million, was $76.0 million or 31.2% of revenue as compared to $65.4 million or 36.9% of revenue for the fourth quarter 2020. The significant improvement in EBITDA and Adjusted Operating EBITDA was driven primarily by revenue growth and increased scale-driven operating leverage from both the Consumer Packaged Goods and Retail businesses. For additional information on these non-GAAP financial measures, see below under “Non-GAAP Financial Information.” Adjusted EBIDTA for the full year was $307.8 million or 34.5% of revenue, compared to $179.6 million or 32.3% of revenue last year.

Balance Sheet and Liquidity

As of December 31, 2021, current assets were $364.2 million, including cash and cash equivalents of $230.4 million. Total debt outstanding was $239.9 million.

Total basic and diluted weighted average shares outstanding for the three months ended December 31, 2021 were 230.9 million and 233.9 million, respectively.

Consumer Packaged Goods Business

•

As of December 31, 2021, Green Thumb’s family of consumer brands—RYTHM, Dogwalkers, incredibles, Beboe, Doctor Solomon’s and Good Green—were produced, distributed, and available in retail locations across the country.

•	During the fourth quarter, Green Thumb’s Consumer Packaged Goods activity included:

•

On October 14, 2021, Green Thumb announced that Good Green—its brand of cannabis products that reflects the Company’s mission to promote change by making impactful investments in organizations working to correct the harms created by the War on Drugs—became available in Illinois, Maryland, Massachusetts, New Jersey and Pennsylvania.

•	On December 30, 2021, Green Thumb expanded into Minnesota and added a cultivation and production facility through its acquisition of LeafLine Industries.

Green Thumb Industries Inc.

Retail Distribution Business

•

Green Thumb’s fourth quarter revenue included sales from 73 retail stores in the following states: California, Connecticut, Florida, Illinois, Maryland, Massachusetts, Minnesota, Nevada, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, and Virginia. The company opened 10 new stores and acquired 12 new stores during 2021.

•

Comparable sales growth (stores opened at least 12 months) were 6% on a base of 48 stores, driven primarily by increased transactions. Sequential quarter-over-quarter comparable sales were down 1% on a base of 59 stores.

•	Retail revenue increased sequentially by 8% quarter-over-quarter, driven by revenue from newly acquired stores and increased foot traffic in established stores.

•	During the fourth quarter, and subsequent to quarter end, Green Thumb expanded its retail service in:

•

Illinois: Green Thumb held the grand re-opening of its newly expanded store, Rise Mundelein, in a northern suburb of Chicago, on October 16. The enhanced space provides guests and patients an open concept bar for consultations and legal on-site purchase and consumption of cannabis. It is the first store in Illinois to offer roll-through car service for medical patients to pick-up orders.

•

Nevada: Green Thumb opened Rise Reno on December 6. First day profits were donated to Helping our Brothers and Sisters, which provides mentoring and financial assistance to veterans, as well as LGBTQ Veterans denied recognition and support due to their sexual orientation.

•

Massachusetts: Green Thumb opened Rise Chelsea on December 15. First day profits were donated to La Colaborativa, an organization committed to empowering Latinx immigrants to enhance the social and economic health of the community and its people.

•	Minnesota: Green Thumb added five retail locations through the acquisition of LeafLine Industries on December 30.

•

Virginia: Green Thumb opened two new retail locations in Virginia, Rise Lynchburg and Rise Christiansburg, subsequent to quarter end. Profits from the first day of sales were donated to local organizations for each store opening: Rise Lynchburg donated to Shawn Moss Wellness and Growth Foundation (SWAG Foundation) and Rise Christiansburg donated to Montgomery County Emergency Assistance Program (MCEAP).

Green Thumb Industries Inc.

Other Developments

On December 30, 2021, the Company announced it entered Minnesota through the acquisition of LeafLine Industries. As one of only two licensees in the Minnesota medical cannabis market, LeafLine is licensed to grow, process and dispense cannabis directly to patients. The acquisition of LeafLine includes a cultivation facility and five open and operating retail locations in Eagan, Hibbing, St. Cloud, St. Paul and Willmar. Green Thumb also acquired the opportunity to open up to three additional retail locations in the state.

On February 8, 2022, subsequent to quarter end, the Company announced that Dorri C. McWhorter, President and Chief Executive Officer of YMCA of Metropolitan Chicago, has been appointed to its board of directors and will join its audit committee. McWhorter brings a breadth of professional experience across a variety of businesses and industries and is known for her socially conscious approach to leadership.

Green Thumb in the Community

In honor of Veteran’s Day, Green Thumb partnered with Happy, a leading peer-based mental health company, to directly address the mental health of Veterans. During the months of November and December 2021, Green Thumb offered Veterans and their families free and unlimited mental health support through Happy. Veterans have been particularly hard hit by social isolation, anxiety, depression and unique traumatic experiences. With four times as many Veterans dying by suicide than in combat, new solutions to mental health are more important than ever.

In 2021, Green Thumb provided grants to three non-profit organizations through its Good Green grant program to give back to communities disproportionately affected by the War on Drugs. The three recipients received unrestricted grants of $75,000 each to help advance their organization’s mission. The Company is in the process of reviewing the second round of applicants to the Good Green grant program and continues to seek out and encourage applicants that meet one of the brand’s three pillars (education, employment and expungement) to apply for funding. Applications and additional information are available at www.good.green.

On February 22, 2022, Green Thumb launched its Licensed Education Assistance Program (LEAP) in Connecticut, in partnership with the NAACP Greater New Haven and Vicente Sederberg LLP. LEAP is intended to help social equity applicants understand the adult-use cannabis application and licensing process through guidance from the Green Thumb team and our partners. The Connecticut program will include webinars and workshops or virtual office hours for applicants. Additional information is available at www.gtigrows.com/LEAP.

Green Thumb Industries Inc.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the SEC. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

Definitions

EBITDA: Earnings before interest, taxes, depreciation and amortization and is a measurement of financial performance without having to factor in financing decisions, accounting decisions or tax environments.

Adjusted Operating EBITDA: Earnings before interest, taxes, depreciation, and amortization, adjusted for other income, non-cash share based compensation one-time transaction related expenses, or other non-operating costs.

Conference Call and Webcast

Green Thumb will host a conference call on Tuesday, March 1, 2022 at 8:00 am ET to discuss its fourth-quarter and full-year 2021 financial results for the year ended December 31, 2021. The conference call may be accessed by dialing 844-883-3895 (Toll-Free) or 412-317-5797 (International) with conference ID: 10163013. A live audio webcast of the call will also be available on the Investor Relations section of Green Thumb’s website at https://investors.gtigrows.com and will be archived for replay.

About Green Thumb Industries:

Green Thumb Industries Inc. (“Green Thumb” or the “Company”), a national cannabis consumer packaged goods company and retailer, promotes well-being through the power of cannabis while giving back to the communities in which it serves. Green Thumb manufactures and distributes a portfolio of branded cannabis products including Beboe, Dogwalkers, Doctor Solomon’s, Good Green, incredibles and RYTHM. The company also owns and operates rapidly growing national retail cannabis stores called Rise. Headquartered in Chicago, Illinois, Green Thumb has 17 manufacturing facilities, 75 open retail locations and operations across 15 U.S. markets. Established in 2014, Green Thumb employs approximately 3,800 people and serves millions of patients and customers each year. The company was named to Crain’s Fast 50 list in 2021 and a Best Workplace by MG Retailer magazine in 2018 and 2019. More information is available at www.GTIgrows.com.

Green Thumb Industries Inc.

Cautionary Note Regarding Forward-Looking Information

This press release contains statements that we believe are, or may be considered to be, “forward-looking statements.” All statements other than statements of historical fact included in this document regarding the prospects of our industry or our prospects, plans, financial position or business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “intend,” “estimate,” “foresee,” “opportunity,” “project,” “potential,” “risk,” “anticipate,” “believe,” “plan,” “forecast,” “continue,” “suggests” or “could” or the negative of these terms or variations of them or similar terms or expressions of similar meaning. Furthermore, forward-looking statements may be included in various filings that we make with the Securities and Exchange Commission (the “SEC”), or oral statements made by or with the approval of one of our authorized executive officers. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. These known and unknown risks include, without limitation: cannabis remains illegal under U.S. federal law, and enforcement of cannabis laws could change; the Company may be subject to action by the U.S. federal government; state regulation of cannabis is uncertain; the Company may be subject to heightened scrutiny by Canadian regulatory authorities; the Company may face limitations on ownership of cannabis licenses; the Company may become subject to U.S. Food and Drug Administration or the U.S. Bureau of Alcohol, Tobacco and Firearms; cannabis businesses are subject to applicable anti-money laundering laws and regulations and have restricted access to banking and other financial services; the Company lacks access to U.S. bankruptcy protections; the Company may face difficulties acquiring additional financing; the Company operates in a highly regulated sector and may not always succeed in complying fully with applicable regulatory requirements in all jurisdictions where it carries on business; the Company has limited trademark protections; the Company may face difficulties in enforcing its contracts; cannabis businesses are subject to unfavorable tax treatment; cannabis businesses may be subject to civil asset forfeiture; the Company is subject to proceeds of crime statutes; the Company faces exposure to fraudulent or illegal activity; the Company’s use of joint ventures may expose it to risks associated with jointly owned investments; the Company faces risks related to its products; the Company is dependent on the popularity of consumer acceptance of the Company’s brand portfolio; the Company’s business is subject to the risks inherent in agricultural operations; the Company faces risks related to its information technology systems and potential cyber-attacks and security breaches; the Company faces an inherent risk of product liability and similar claims; the Company’s products may be subject to product recalls; the Company may face unfavorable publicity or consumer perception; the Company faces intense competition; the Company’s voting control is concentrated; the Company’s capital structure and voting control may cause unpredictability; and sales of substantial amounts of the Subordinate Voting Shares by our shareholders in the public market may have an adverse effect on the market price of the Subordinate Voting Shares; and We are governed by the corporate laws of British Columbia, Canada which in some cases have a different effect on shareholders than the laws in Delaware, United States. Further information on these and other potential

Green Thumb Industries Inc.

factors that could affect the Company’s business and financial condition and the results of operations are included in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and elsewhere in the Company’s filings with the SEC, which are available on the SEC’s website or at https://investors.gtigrows.com. Readers are cautioned not to place undue reliance on any forward-looking statements contained in this document, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Coronavirus Pandemic

In March 2020, the World Health Organization categorized coronavirus disease 2019 (together with its variants, “COVID-19”) as a global pandemic. COVID-19 continues to spread throughout the U.S. and other countries across the world, and the duration and severity of its effects are currently unknown. The Company continues to implement and evaluate actions to strengthen its financial position and support the continuity of its business and operations. The Company’s consolidated financial statements presented herein reflect estimates and assumptions made by management that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of such financial statements and reported amounts of revenue and expenses during the periods presented. Such estimates and assumptions affect, among other things, the Company’s goodwill, long-lived asset and intangible assets; operating lease right of use assets and operating lease liabilities; valuation of deferred income taxes; the allowance for doubtful accounts; assessment of the Company’s lease and non-lease contract expenses; and measurement of compensation cost for bonus and other compensation plans.

The Canadian Securities Exchange does not accept responsibility for the adequacy or accuracy of this release.

Investor Contact:	Media Contact:

Andy Grossman	Grace Bondy
EVP, Capital Markets & Investor Relations	Corporate Communications
InvestorRelations@gtigrows.com	gbondy@gtigrows.com
310-622-8257	517-672-8001

Source: Green Thumb Industries

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Green Thumb Industries Inc.

Green Thumb Industries Inc.

Highlights from Unaudited Consolidated Statements of Operations

For the Three and Twelve Months Ended December 31, 2021 and 2020

(Amounts Expressed in Thousands of United States Dollars, Except Share and Per Share Amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenues, net of discounts	$243,580	$177,226	$893,560	$556,573
Cost of Goods Sold, net	(114,946)	(76,696)	(401,631)	(252,404)

Gross Profit	128,634	100,530	491,929	304,169

Expenses:
Selling, General, and Administrative	74,250	53,238	277,087	198,062

Total Expenses	74,250	53,238	277,087	198,062

Income (Loss) From Operations	54,384	47,292	214,842	106,107

Other Income (Expense):
Other Income, net	872	7,876	10,677	15,377
Interest Income, net	758	4	1,432	114
Interest Expense, net	(5,557)	(4,430)	(21,976)	(18,667)

Total Other Income (Expense)	(3,927)	3,450	(9,867)	(3,176)

Income Before Provision for Income Taxes And Non-Controlling Interest	50,457	50,742	204,975	102,931

Provision For Income Taxes	26,409	26,889	124,612	83,853

Net Income Before Non-Controlling Interest	24,048	23,853	80,363	19,078
Net Income Attributable To Non-Controlling Interest	1,242	1,388	4,927	4,085

Net Income Attributable To Green Thumb Industries Inc.	$22,806	$22,465	$75,436	$14,993

Net Income per share—basic	$0.10	$0.11	$0.34	$0.07

Net Income per share—diluted	$0.10	$0.11	$0.33	$0.07

Weighted average number of shares outstanding—basic	230,916,901	213,249,477	223,192,326	210,988,259

Weighted average number of shares outstanding—diluted	233,927,531	217,178,771	226,758,882	212,531,188

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Highlights from the Unaudited Consolidated Balance Sheet

(Amounts Expressed in Thousands of United States Dollars)

December 31, 2021
Cash and Cash Equivalents	$230,420
Other Current Assets	133,810
Property and Equipment, Net	409,074
Right of Use Assets, Net	176,327
Intangible Assets, Net	675,491
Goodwill	632,849
Other Long-term Assets	127,880

Total Assets	$2,385,851

Total Current Liabilities	$204,379
Notes Payable, Net of Current Portion and Debt Discount	239,151
Lease Liability, Net of Current Portion	182,539
Other long-Term Liabilities	140,304
Total Equity	1,619,478

Total Liabilities and Equity	$2,385,851

Green Thumb Industries Inc.

Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures

For the Three and Twelve Months Ended December 31, 2021 and 2020

(Amounts Expressed in Thousands of United States Dollars)

EBITDA, and Adjusted Operating EBITDA are non-GAAP measures and do not have standardized definitions under GAAP. We define each term as follows:

(1) EBITDA is defined as earnings before interest, taxes, other income or expense and depreciation and amortization.

(2) Adjusted Operating EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, adjusted for other income, non-cash share-based compensation, one-time transaction related expenses, or other non-operating costs.

The following information provides reconciliations of the supplemental non-GAAP financial measures, presented herein to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company has provided the non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. These supplemental non-GAAP financial measures are presented because management has evaluated the financial results both including and excluding the adjusted items and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the business. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented.

	Three Months Ended		Twelve Months Ended
Adjusted Operating EBITDA	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
(Amounts Expressed in Thousands of United States Dollars)
Net Income Before Noncontrolling Interest (GAAP)	$24,048	$23,853	$80,363	$19,078
Interest Income, net	$(758)	$(4)	$(1,432)	$(114)
Interest Expense, net	$5,557	$4,430	$21,976	$18,667
Income Taxes	$26,409	$26,889	$124,612	$83,853
Other Income, net	$(872)	$(7,876)	$(10,677)	$(15,377)
Depreciation and Amortization	$21,218	$14,025	$68,458	$52,506

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (non-GAAP measure)	$75,602	$61,317	$283,300	$158,613

Share-based Compensation, Non-Cash	$4,902	$4,128	$19,600	$19,337
Acquisition, Transaction, and Other Non-Operating Costs	$(4,491)	$—	$4,934	$1,635

Adjusted Operating EBITDA (non-GAAP measure)	$76,013	$65,445	$307,834	$179,585